Exhibit 10.4

KONARED CORPORATION

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (the “Agreement”) is made as of October 24, 2017, by and among KonaRed Corporation, a Nevada corporation (the “Corporation”), on the one hand, and Kona Holdings I LLC, a Delaware limited liability company, and Kona Holdings II LLC, a Delaware limited liability company, on the other hand.

Kona Holdings I LLC and Kona Holdings II LLC are collectively referred to herein in the singular as “VB.” All obligations, duties, representations, warranties and/or rights set forth herein as to VB shall be deemed to be joint and several obligations, duties, representations, warranties and/or rights of Kona Holdings I LLC and Kona Holdings II LLC.  Where (if anywhere) in this Agreement the context so requires, the term VB shall be deemed to refer to Kona Holdings I LLC and to obligations, duties, representations, warranties and/or rights of Kona Holdings I LLC; where (if anywhere) in this Agreement the context so requires, such term shall be deemed to refer to Kona Holdings II LLC and to obligations, duties, representations, warranties and/or rights of Kona Holdings II LLC. (Where the context requires or permits that such term refer to Kona Holdings I LLC and Kona Holdings II LLC collectively and to obligations, duties, representations, warranties and/or rights of Kona Holdings I LLC and Kona Holdings II LLC collectively, such term shall be deemed to so refer.) Each of Kona Holdings I LLC and Kona Holdings II LLC  hereby agree that any notice, action, election, waiver or consent given or done hereunder by Kona Holdings I LLC shall be deemed to have been given or done by Kona Holdings I LLC on behalf of Kona Holdings II LLC as well as on behalf of Kona Holdings I LLC itself, pursuant to authority hereby irrevocably granted; and (in order to ensure perfect uniformity at all times) it is expressly agreed that Kona Holdings II LLC shall not in its own name give or do any notice, action, election, waiver or consent hereunder but instead shall stand aside and let Kona Holdings I LLC give or do (or not give or not do) on behalf of both.  Any such notice, action, election, waiver or consent given or done hereunder by Kona Holdings I LLC shall be conclusively deemed to be with respect to all Corporation securities and/or interests owned by Kona Holdings I LLC, on the one hand, and Kona Holdings II LLC, on the other hand, unless otherwise expressly so stated by Kona Holdings I LLC in such notice, action, election, waiver or consent (and in any case of such an express statement otherwise, it is agreed and required that Kona Holdings I LLC must state the percentage of its own Corporation securities and/or interests (of a particular class, series or type) as to which such notice, action, election, waiver or consent is given or done hereunder and exactly the same percentage of Kona Holdings II LLC’s Corporation securities and/or interests (of such class, series or type) shall be unavoidably deemed to have given or done such notice, action, election, waiver or consent too).

The Corporation and VB are parties to the Series A Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”).  In order to induce VB to purchase Series A Preferred Stock and invest funds in the Corporation pursuant to the Purchase Agreement, the Corporation hereby agrees that this Agreement shall govern the rights of VB to cause the Corporation to register shares of Common Stock issued or issuable to VB and certain other matters as set forth herein.

The parties hereby agree as follows:

1.             Registration Rights.  The Corporation and VB covenant and agree as follows:

1.1          Definitions.  For purposes of this Agreement:

(a)           “Affiliated Fund” means, with respect to a Holder that is a limited liability Corporation or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management Corporation or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management Corporation;

(b)           “Articles of Incorporation” means the Corporation’s Articles of Incorporation as amended to date and as supplemented by a (Series A) Certificate of Designation and a (Series B) Certificate of Designation filed on or about the date of this Agreement.

(c)           “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder;

(d)           “Excluded Registration” means a registration statement relating solely to the sale of securities of participants in a Corporation stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities which are also being registered;

(e)           “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Corporation’s subsequent public filings under the Exchange Act;

(f)            “Holder” means VB or any assignee thereof in accordance with Section 1.12 of this Agreement owning or having the right to acquire Registrable Securities;

(g)           “Liquidation Transaction” shall have the meaning ascribed to such term in the Articles of Incorporation.

(h)           “Qualified IPO” means a firm commitment underwritten public offering by the Corporation of shares of its Common Stock in connection with which all the then-outstanding shares of Series A Preferred Stock are converted into shares of Common Stock pursuant to the Corporation’s Articles of Incorporation as such Articles of Incorporation may be amended from time to time;

(i)            “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

(j)            “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock held by the Holders, and (ii) any other shares of Common Stock of the Corporation issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i); excluding, however, in all cases any Registrable Securities sold or otherwise transferred in a transaction in which the rights under this Agreement are not assigned, or any shares for which registration rights have terminated pursuant to Section 1.15 of this Agreement;

(k)           The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are Registrable Securities, plus the number of shares of Common Stock which are Registrable Securities issuable pursuant to then outstanding exercisable or convertible securities;

(l)            “Reverse Merger” means any transaction after the date hereof in which the Corporation is acquired by or merges with a Corporation which is at the time a shell Corporation and whose common stock is registered under the Exchange Act, in which, following such transaction, the stockholders of the Corporation before such transaction are stockholders of the surviving entity (or, if a wholly owned subsidiary, the parent entity), immediately following the transaction;

(m)          “SEC” means the Securities and Exchange Commission;

(n)           “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder; and

(o)           “Series A Preferred Directors” means the individuals serving as members of the Board of Directors in seats to which, pursuant to the Articles of Incorporation, the holders of the Series A Preferred Stock of the Corporation are at the time entitled to elect Directors on a separate basis (including, when applicable, the Swing Director).

1.2          Request for Registration.

(a)           If the Corporation shall receive at any time after the earliest of (i) the fifth anniversary of this Agreement, or (ii) six months after the effective date of the Qualified IPO, or (iii) six months after a Reverse Merger, a written request from the Holders of at least 25% of the Registrable Securities then outstanding (the “Initiating Holders”) that the Corporation file a registration statement under the Securities Act covering the registration of at least 20% of the Registrable Securities then outstanding, then the Corporation shall, within 20 days after receiving such request, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use all commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has within 20 days after the mailing of such notice by the Corporation requested to be registered.

(b)           If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Corporation as a part of their request and the Corporation shall include such information in the written notice referred to in subsection 1.2(a).  The underwriter will be selected by the Corporation, which underwriter shall be reasonably acceptable to a majority in interest of the Holders whose Registrable Securities are to be included in the underwriting. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.  The Corporation and all Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.  Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Corporation in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the Corporation shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each participating Holder.  In no event shall any Registrable Securities be excluded from such underwriting unless all other securities besides Registrable Securities are first excluded from such offering.  Any Registrable Securities excluded from or withdrawn from such underwriting shall be withdrawn from registration.

(c)           Notwithstanding the foregoing, if the Corporation shall furnish to the Initiating Holders a certificate signed by the President or Chief Executive Officer of the Corporation stating that in the good faith judgment of the Board of Directors of the Corporation it would be seriously detrimental to the Corporation and its stockholders for such registration statement to be filed, the Corporation shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Corporation may not utilize this right or the similar right set forth in Section 1.4(b)(iii) more than once in any 12-month period, and provided, further, that the Corporation shall not register any securities for the account of itself or any other stockholder during such 120-day period (other than in a Qualified IPO or an Excluded Registration).

(d)           In addition, the Corporation shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i)            After the Corporation has effected two registrations pursuant to this Section 1.2; provided, however, that such registrations have been declared or ordered effective and that either (A) the conditions of Section 1.5(a) have been satisfied or (B) the registration statements remain effective and there are no stop orders in effect to such registration statements;

(ii)           During the period starting with the date 90 days before the Corporation’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a registration subject to Section 1.3 hereof unless such offering is not the “new” initial public offering of the Corporation’s securities, in which case, ending on a date 90 days after the effective date of such registration subject to Section 1.3 hereof; provided that the Corporation is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iii)          If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

1.3          Corporation Registration.

(a)           If (but without any obligation to do so) the Corporation proposes to register (including for this purpose a registration effected by the Corporation for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than an Excluded Registration), the Corporation shall, at such time, promptly give each Holder written notice of such registration.  Upon the written request of each

Holder given within 20 days after mailing of such notice by the Corporation in accordance with Section 3.4, the Corporation shall, subject to the provisions of Section 1.8, use all commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has within such 20 days requested to be registered if any stock of the Corporation is registered.

(b)           The Corporation shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 before the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The expenses of such registration shall be borne by the Corporation, in accordance with Section 1.7 hereof.

1.4          Form S-3 Registration.  In case the Corporation shall receive from any Holder or Holders of not less than 25% of the Registrable Securities then outstanding a written request or requests that the Corporation effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Corporation will:

(a)           promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)           use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Corporation; provided, however, that the Corporation shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:  (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Corporation entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of $1,000,000 or less or under circumstances in which it would not reasonably be expected that the shares could immediately be sold to the public for an aggregate price to the public of more than $1,000,000; (iii) if the Corporation shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Corporation stating that in the good faith judgment of the Board of Directors of the Corporation, it would be seriously detrimental to the Corporation and its stockholders for such registration statement to be filed, the Corporation shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Corporation shall not utilize this right or the similar right set forth in Section 1.2(c) more than once in any 12-month period; (iv) in any jurisdiction in which the Corporation would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Corporation is already qualified to do business or subject to service of process in that jurisdiction; or (v) during the period ending 180 days after the effective date of a Qualified IPO.

(c)           Subject to the foregoing, the Corporation shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.  Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5          Obligations of the Corporation.  Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Corporation shall use all commercially reasonable efforts to, as expeditiously as reasonably possible:

(a)           Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed 60 days thereafter (the “Suspension Period”), the Corporation may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Holders offering Registrable Securities thereunder hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Corporation reasonably believes that there is or may be in existence material nonpublic information or events involving the Corporation, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below).  In the event that the Corporation shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period.  The Corporation may extend the Suspension Period for an additional consecutive 30 days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. In no event shall any Suspension Period, when taken together with all prior Suspension Periods, exceed 90 days in the aggregate.  If so directed by the Corporation, all Holders registering shares under such registration statement shall not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension.

(b)           Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(c)           Promptly notify the Holders of the effectiveness of such registration statement, and furnish to the Holders such numbers of copies of a prospectus, including any supplement to the prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)           Following the effective date of such registration statement, notify the Holders of any request by the SEC that the Corporation amend or supplement such registration statement, or the associated prospectus.

(e)           Register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Corporation shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Corporation is already qualified to do business or subject to service of process in that jurisdiction.

(f)            In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.  Each Holder and other security holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(g)           Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days or until the distribution described in such registration statement is completed, if earlier.

(h)           Cause all such Registrable Securities registered pursuant to this Section 1 to be listed on each national securities exchange or trading system on which similar securities issued by the Corporation are then listed.

(i)            Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(j)            Make generally available to its security holders, and deliver to each Holder participating in the registration statement, an earnings statement of the Corporation that will satisfy the provisions of Section 11(a) of the Securities Act covering a period of 12 months beginning after the effective date of such registration statement as soon as reasonably practicable after the termination of such 12-month period.

1.6          Information From Holders.  It shall be a condition precedent to the obligations of the Corporation to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Corporation such information regarding such Holder, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.  The Corporation shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the anticipated aggregate bona fide price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Corporation’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(ii), whichever is applicable.

1.7          Expenses of Registration.  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4 including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Corporation, and the reasonable fees (not to exceed $20,000) and disbursements of one counsel for the selling Holders selected by them with the approval of the Corporation, which approval shall not be unreasonably withheld, shall be borne by the Corporation; provided, however, that the Corporation shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Corporation that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following disclosure by the Corporation of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their rights pursuant to Section 1.2.

1.8          Underwriting Requirements.  In connection with any offering involving an underwriting of shares of the Corporation’s capital stock, the Corporation shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Corporation and the underwriters selected by the Corporation (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Corporation.  If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Corporation that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Corporation shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below 25% of the total amount of securities included in such offering, unless such offering is the “new” initial public offering of the Corporation’s securities, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included.  For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a venture capital fund, or a partnership or corporation, the Affiliated Funds, partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9          Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10        Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)           To the extent permitted by law, the Corporation will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Corporation of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Corporation will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Corporation (which consent shall not be unreasonably withheld), nor shall the Corporation be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b)           To the extent permitted by law, each selling Holder will indemnify and hold harmless the Corporation, each of its directors, each of its officers, each person, if any, who controls the Corporation within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c)           Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d)           If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)            The obligations of the Corporation and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11        Reports Under the Exchange Act.  The Corporation agrees to:

(a)           make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the Qualified IPO until such time thereafter as the Corporation is not subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)           file with the SEC in a timely manner all reports and other documents required of the Corporation under the Securities Act and the Exchange Act; and

(c)           furnish to any Holder upon request, so long as the Holder owns any Registrable Securities, (i) a written statement by the Corporation that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the Qualified IPO), the Securities Act and the Exchange Act (at any time after it has again become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it again so qualifies), and (ii) a copy of the most recent annual or quarterly report of the Corporation and such other reports and documents so filed by the Corporation.

1.12                        Assignment of Registration Rights.  The rights to cause the Corporation to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of Registrable Securities, provided the Corporation is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees in writing to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

1.13                        Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Corporation shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Corporation which would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective before the earlier of either of the dates set forth in subsection 1.2(a) or within 120 days of the effective date of any registration effected pursuant to Section 1.2.

1.14                        Lock-Up Agreement.

(a)                                 Lock-Up Period; Agreement.  In connection with the “new” initial public offering of the Corporation’s securities and upon request of the Corporation or the underwriters managing such offering of the Corporation’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Corporation, however or whenever acquired (other than those included in the registration) without the prior written consent of the Corporation or such underwriters, as the case may be, for such period of time (not to exceed 180 days but subject to such extension or extensions as may be required by the underwriters in order to publish research reports while complying with the Rule 2711 of the National Association of Securities Dealers, Inc. or any successor FINRA rule) from the effective date of such registration statement as may be requested by the Corporation or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Corporation’s initial public offering.  In addition, upon request of the Corporation or the underwriters managing a public offering of the Corporation’s securities (other than the “new” initial public offering), the Holder agrees to be bound by similar restrictions, and to sign a similar agreement, in connection with no more than one additional registration statement filed within 12 months after the closing date of the initial public offering, provided that the duration of the lock-up period with respect to such additional registration shall not exceed 90 days from the effective date of such additional registration statement.

(b)                                 Limitations.  The obligations described in Section 1.14(a) shall apply only if all officers and directors of the Corporation and all greater than 1% stockholders enter into or are subject to similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.  In addition, the Corporation shall endeavor to ensure that any written agreement described in subsection 1.14(a) includes a provision that in the event of any early release, the holders of Registrable Securities will be proportionately released from such market stand-off agreements.

(c)                                  Stop-Transfer Instructions.  In order to enforce the foregoing covenants, the Corporation may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in subsection 1.14(a)).

(d)                                 Transferees Bound.  Each Holder agrees that before the Corporation’s “new” initial public offering it will not transfer securities of the Corporation unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14.

(e)                                  Legends.  Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.14):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE.  SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

1.15                        Termination of Registration Rights.  No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) 3 years following the consummation of a Qualified IPO, (ii) with respect to any Holder, at such time after the Qualified IPO as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a 3-month period without registration, or (iii) upon a Liquidation Transaction.

2.                                      Covenants of the Corporation.

2.1                               Delivery of Financial Statements.  The Corporation shall use commercially reasonable efforts to deliver to VB (as confidential information):

(a)                                 as soon as practicable, but in any event within 180 days after the end of each fiscal year of the Corporation (starting with the annual financial statements for fiscal year 2017), an income statement for such fiscal year, a balance sheet of the Corporation and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with US generally accepted accounting principles, and audited and certified by an independent public accounting firm selected by the Corporation’s Board of Directors (including at least a majority of the Series A Preferred Directors);

(b)                                 within 45 days after the end of each of the first 3 quarters of each fiscal year of the Corporation, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, together with a comparison against plan for the period and year to date; and

(c)                                  before the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other updated or revised budgets for such fiscal year prepared by the Corporation.

In addition, the Corporation shall prepare and deliver to the Series A Preferred Directors such other financial reports as the Series A Preferred Directors may from time to time request.

2.2                               Stock-Based Compensation.  Recognizing that in connection with the closing under the Purchase Agreement the Corporation established a “Management Incentive Pool” (under a new equity incentive plan that authorizes the issuance of, among other things, incentive stock options and nonqualified stock options) consisting of 36,737,032 shares of Common Stock (of which, pursuant to arrangements contemplated by the parties hereto in connection with such closing, 18,368,516 shares shall be subjected to stock options in favor of Kyle Redfield, 7,347,406 shares shall be subjected to stock options in favor of Shaun Roberts and 11,021,110 shares shall from time to time be used by the Corporation’s Board of Directors in its discretion for issuance of compensatory/incentivization restricted stock, stock options and other derivative securities to employees, officers, consultant and other third party service providers (but expressly excluding VB and Greg Willsey as potential recipients of any compensatory/incentivization restricted stock, stock options and other derivative securities whatever)), the Corporation covenants not to, unless otherwise approved by the Board of Directors, including a majority of the Series A Preferred Directors, issue any compensatory/incentivization restricted stock, stock options or other derivative securities to employees, officers, consultant and other third party service providers in an amount which, together with such “Management Incentive Pool” (but excluding instruments which are defined as an “Existing Derivative Security” under one or another of the series of “Existing Derivative Security Warrants” within the Transaction Agreements), exceeds 10% of the then outstanding (on a fully-diluted basis) stock of the Corporation.  The foregoing sentence does not apply to a stock option for 36 shares of Series B Preferred Stock to be issued to Kyle Redfield in satisfaction of a portion of his existing accrued entitlement for compensation for past services.

2.3                               Financial Consulting Fee.  Kona Holdings I LLC (but not any assignee of Kona Holdings I LLC) shall serve as a consultant to the Corporation and in such capacity shall advise the Corporation providing strategic advice, industry connections, operational resources, monthly financial review, analysis, establishing strong financial controls and reporting, etc. Kona Holdings I LLC shall receive a consulting fee at an annual rate of $50,000, paid on a quarterly basis in advance.  (However, it is understood that this right to compensation shall begin 6 months from the date of this Agreement, with the first payment of $12,500 made on that date.)  This consulting fee shall automatically increase to an annual rate of $75,000 if and when the Corporation achieves gross sales (less any discounts, returns or allowances for damaged or missing goods) of at least $7,000,000 in a calendar year.

2.4                               Directors and Officers Matters.

(a)                                 The Corporation shall provide exculpation of its directors to the fullest extent permitted by law.

(b)                                 The Corporation shall provide indemnification of its officers and directors to the fullest extent permitted by law.

(c)                                  The Corporation shall enter into indemnification agreements with each of its current and future directors on customary terms.

(d)                                 The Corporation shall bind D&O liability insurance with a nationally recognized insurance company rated “A” or above and in an amount satisfactory to the Board of Directors, including the Series A Preferred Directors, and the Corporation shall then purchase such D&O liability insurance.

(e)                                  In the event the Corporation merges with another entity and is not the surviving corporation, or transfers all of its assets, proper provisions shall be made so that successors of the Corporation assume the Corporation’s obligations with respect to indemnification of directors.

2.5                               Board Meetings; Expenses.  The Corporation’s Board of Directors shall meet at least quarterly, unless otherwise agreed by the Board.  The Corporation shall bear all travel and related expenses incurred by the Series A Preferred Directors associated with attending meetings of the Board of Directors. The Corporation shall also bear travel and related expenses incurred by any advisors or observers of the Series A Preferred Directors to the extent reasonably required to perform their duties as Series A Preferred Directors.

2.6                               Termination of Covenants.  The covenants set forth in Sections 2.1 through Section 2.5 shall terminate and be of no further force or effect upon the earliest of (a) immediately before the consummation of a Qualified IPO, (b) immediately before a Liquidation Transaction, (c) the first anniversary of a Reverse Merger, or (d) the Corporation again becomes subject (after the filing of its 2017 Form 10-K) to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act.

3.                                      Miscellaneous.

3.1                               Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and thereof, and any and all other prior or contemporaneous commitments, understandings and agreements, written or oral, relating to the subject matter hereof and thereof are expressly superseded.

3.2                               Successors and Assigns.  Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Registrable Securities).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.3                               Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the Corporation and a majority of the persons who are then serving as Series A Preferred Directors.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Corporation.

3.4                               Notices.  Any notice, report, request, approval or consent required or permitted by this Agreement shall be in writing and shall be addressed to the party to be notified at such party’s mailing address or email address as set forth below on the signature page hereto, and (a) if to the Corporation, with a copy to Stradling Yocca Carlson & Rauth, A Professional Corporation, 4365 Executive Drive, Suite 1500, San Diego, CA 92121; attn: Hayden Trubitt, or (b) if to VB, with a copy to Spring Street Business Law, 634 S. Spring Street, Los Angeles, CA 90014; attn: Tony Borrego;

or, in each case, to the most recent mailing address or email address, specified by written notice, given to the sender pursuant to this Section.

Any such written notice, report, request, approval or consent shall be deemed to have been given on the earliest of (a) actual receipt, or (b) if personally delivered to the party to whom notice is to be given, the date of delivery, or (c) if sent by email, the date of transmission, if sent to such email address before 5:00 p.m. at the location of receipt on a business day, or the first business day after the date of transmission, if sent to such email address at or after 5:00 p.m. at the location of receipt on a business day or on a day that is not a business day, or (d) if sent by overnight courier and addressed as set forth above, the next business day after the date of deposit with such courier (by the courier’s stated time for enabling next-business-day delivery), or if deposited after such stated time shall be deemed to be the second business day after the date of deposit, or (e) if sent in the United States by United States certified mail, return receipt requested, postage prepaid and addressed as set forth above, on the fifth business day after such mailing.

3.5                               Severability.  This Agreement is severable. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Agreement is determined by a final and binding court or arbitration judgment to be invalid, illegal or unenforceable to any extent, such provision shall not be affected or impaired up to the limits of such invalidity, illegality or unenforceability; the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way; and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision (or portion of provision) with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision (or portion of provision).

3.6                               Further Assurances.  The parties hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and instruments and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

3.7                               Interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against either party because that party or its attorney drafted the provision.

3.8                               Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

3.9                               WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

3.10                        Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the courts of the State of California located in Los Angeles County or the courts of the United States of America for the Central District of California located in Los Angeles County, and appellate courts thereof, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Los Angeles County, California, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Los Angeles County, California as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Los Angeles County, California as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

3.11                        Counterparts.  This Agreement may be executed and delivered in electronically transmitted counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.12                        Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.13                        Aggregation of Stock.  All Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first above written.

KONARED CORPORATION

By:
Kyle Redfield, President

Address: 1101 Via Callejon, Suite 200
San Clemente, CA 92673
Email: kyle@konared.com

KONA HOLDINGS I LLC

By:

Name and Title: Gregory T. Willsey, Manager

Address: 101 California Avenue, Suite 430
Santa Monica, CA 90403
Email: greg@venicebrands.com

KONA HOLDINGS II LLC

By:

Name and Title: Adam B. Scott, Manager

Address: c/o Kona I Holdings LLC
101 California Avenue, Suite 430
Santa Monica, CA 90403
Email: greg@venicebrands.com